UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               ----------------

                                 Amendment No. 7

                                       to

                                 SCHEDULE 14D-1

              Tender Offer Statement Pursuant to Section 14(d)(1)
                     of the Securities Exchange Act of 1934

                                       and

                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934

                               ----------------

                              Global Crossing Ltd.
                            (Name of Subject Company)

                                 U S WEST, Inc.
                                    (Bidder)

                          Common Stock, $.01 Par Value
                         (Titles of Class of Securities)

                                CUSIP: G3921A100
              (CUSIP Number of Class of Securities) (Common Stock)

                                 U S WEST, Inc.
                             1801 California Street
                                Denver, CO 80202
                                 (303) 672-2700
(Name, address and telephone number of person authorized to receive notices and communications on behalf of bidder)

                                   Copies to:

                              Dennis J. Block, Esq.
                          Cadwalader, Wickersham & Taft
                                 100 Maiden Lane
                            New York, New York 10038
                                 (212) 504-6000

                            Thomas O. McGimpsey, Esq.
                                 U S WEST, Inc.
                             1801 California Street
                                   Suite 5100
                                Denver, CO 80202
                                 (303) 672-2712

       U S WEST, Inc. hereby amends and supplements its Schedule 14D-1 and 13D originally filed on May 21, 1999 (the "Original Filing"), as amended by its
Schedule 14D-1 and 13D, Amendment No. 1, filed on May 24, 1999, Amendment No. 2, filed on June 8, 1999, Amendment No. 3, filed on June 11, 1999, Amendment No. 4, filed on June 18, 1999, Amendment No. 5, filed on June 18, 1999 and Amendment
No. 6, filed on June 21, 1999 (together with the Original Filing, the "Statement") with respect to the Offer by U S WEST, Inc. to purchase 39,259,305 shares of Common Stock of Global Crossing Ltd., as set forth in the Statement. Capitalized terms used herein and not otherwise defined shall have the meaning assigned such terms in the Statement.

Item 6.  INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

      The information set forth in the press release dated June 22, 1999, which press release is attached hereto as Exhibit (a)(1), is incorporated by reference herein.

Item 10.  ADDITIONAL INFORMATION.

      The information set forth in the press release dated June 22, 1999, which press release is attached hereto as Exhibit (a)(1), is incorporated by reference herein.

Item 11. Material to be Filed as Exhibits.

  Item 11 is hereby amended by the addition of the following exhibits:

     (a)(1) Press release issued by U S WEST, Inc., dated June 22, 1999.

                                    SIGNATURE

After due inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 24, 1999
                                          U S WEST, Inc.


                                          By:     /s/ Thomas O. McGimpsey
                                               ---------------------------------
                                               Name:   Thomas O. McGimpsey
                                               Title:  Assistant Secretary and
                                                       Senior Attorney

                                  EXHIBIT INDEX

     (a)(1) Press release issued by U S WEST, Inc., dated June 22, 1999.